CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

 Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

February 29, 2016

Date of Report

(Date of Earliest Event Reported)

CIAO GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-166057	27-1897718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8390 LBJ Freeway, 10th Floor, Dallas, Texas 75243

(Address of principal executive offices (zip code))

(347) 560-5040

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

Simultaneously with the appointment of Aubrey Brown as a Director and Chief Executive Officer of the Company and the resignation of Eugenio Santos as a director and officer of the Company, Eugenio Santos transferred his 10,000 shares of Preferred Stock held in the Company as described in our 8-K filing on January 15, 2016. Mr. Brown is now the sole officer and director of the Company. The Company will effect a name change as soon as practicable to NuMelo Technologies, Inc. and request NELO as the new ticker symbol.

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 24, 2016, Eugenio Santos resigned as an officer and director of the Company and by Majority Consent of the Shareholders on the same date, Aubrey Brown was appointed as a Director and officer of the Company. Mr. Brown is now the sole director of the Company and is also the sole officer holding the positions of CEO, President, Secretary, Treasurer and Chief Financial Officer.

Aubrey Brown, age 74, Mr. Brown is an executive with many years of experience managing businesses, formulating market strategies, implementing strategic plans and measuring the outcomes of those strategies and plans. Mr. Brown began his career in the U.S. Navy where he performed intelligence activities as a member of the Naval Security Group. After leaving the Navy, Mr. Brown worked overseas with various companies on projects that required a SCI Security Clearance. Mr. Brown has served as a Hardware Design Engineer and Software Engineer for companies that manufactured computers such as Pyramid Technologies which produced the first commercial RISC computer. He began his 30 years of experience in the Network Communications with Bridge Communications where after employment as an Engineer, he began his career in Sales. After Bridge Communications Mr. Brown was employed in Sales with companies with leading-edge technologies such as 3Com Synoptics and Bay Networks. Mr. Brown has been the founder and/or co-founder of five companies in the Network Security market. Mr. Brown has an extensive management experience leading international companies, principally in Brazil. Mr. Brown speaks fluent Portuguese.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CIAO GROUP, INC.

By:   /s/  Aubrey Brown

Aubrey Brown

Chief Executive Officer

Dated:  February 29, 2016

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